Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JOANN INC.

The name of the corporation is JOANN Inc., formerly known as Jo-Ann Stores Holdings Inc., (the “Corporation”). The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on September 19, 2012 (the “Certificate of Incorporation”). This Amended and Restated Certificate of Incorporation of the Corporation, which amends, restates and integrates and also further amends the provisions of the Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”). The Certificate of Incorporation is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is JOANN Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL. The Corporation is to have a perpetual existence.

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 201,000,000, which shall be divided into two classes as follows:

200,000,000 shares of common stock, par value $0.01 per share (“Common Stock”); and 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

Section 1. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any shares of Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 2. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the DGCL, setting forth such resolution or resolutions and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the terms of such series, the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, and subject to the rights of the holders of any series of Preferred Stock then outstanding, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The terms, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock). Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and

Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL. Unless otherwise provided in the Certificate of Designation establishing a series of Preferred Stock, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 1. Except as otherwise provided in this Amended and Restated Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. The number of directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. Except as otherwise expressly provided by the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) or delegated by resolution of the Board, the Board shall have the exclusive power and authority to appoint and remove officers of the Corporation.

Section 2. During the period beginning on the date hereof and ending on the date of the Board Nomination Meeting (as defined below) (such period, the “Interim Term”), the number of seats on the Board shall be five and each of the following individuals will be elected to serve as directors of the Board in accordance with the terms and conditions of this Amended and Restated Certificate of Incorporation and the Bylaws:

(A) the individual then serving as the Chief Executive Officer of the Corporation (the “CEO Director”), if any;

(B) one (1) individual nominated by Green Square, who shall initially be Darrell Horn (the “Green Square Director”); and

(C) two (2) individuals nominated by the Required DIP Backstop Parties, who shall initially be Bill Wall and James Kim (each, an “Interim DIP Director” and collectively with the CEO Director and the Green Square Director during the Interim Term, the “Interim Directors”).

Section 3. Prior to the date hereof, the Required DIP Backstop Parties began a search for DIP Initial Director candidates. Upon selection of Initial Directors in accordance with the immediately preceding sentence, a representative designated by the Required DIP Backstop Parties shall submit in writing to the Board the slate of DIP Initial Directors it proposes for nomination in accordance with this Section 3 of Article V (the “Board Nomination Event”). Promptly thereafter, but subject to the Directors’ fiduciary duties, the Board shall cause the Corporation to call a general meeting of the holders of Common Stock, or otherwise seek the written consent of the holders of Common Stock (the “Board Nomination Meeting”), for the purpose of electing the DIP Initial Directors in accordance with this Section 3 of Article V. At the Board Nomination Meeting, each holder of Common Stock shall vote, or cause to be voted, all shares of Common Stock over which such holder has the power to vote or direct the voting, and shall take all other necessary actions within such holder’s control, in order to cause each of such nominees as are proposed by the Required DIP Backstop Parties in accordance with this Section 3 of Article V to be elected as DIP Initial Directors. Immediately upon the Board Nomination Event, the Required DIP Backstop Parties shall cause the Interim DIP Director to tender his or her resignation from the Board, without prejudice to the application of Section 7 of Article V below, with such resignation effective upon the election of the DIP Initial Directors.

Section 4. During the period beginning on the date of the Board Nomination Meeting and ending on the date of the first annual meeting of the holders of shares of Common Stock that is held following the Board Nomination Meeting (the “Initial Term”), the number of seats on the Board shall be five (5) and each of the following individuals will be elected to serve as directors in accordance with the terms and conditions of the Bylaws:

(A) the CEO Director;

(B) the Green Square Director; and

(C) three (3) individuals nominated by the Required DIP Backstop Parties as may be identified in accordance with Section 3 of Article V to serve as Directors (the “DIP Initial Directors” and, together with the CEO Director and Green Square Director during the Initial Term, the “Initial Directors”).

Section 5. Following the Initial Term, the number of seats on the Board shall be five (5) and each of the following individuals will be elected to serve as Directors in accordance with the terms and conditions of the Bylaws:

(A) the CEO Director;

(B) either (i) for so long as Green Square (together with 3551300 Canada Inc. and Universe Group, Inc. for so long as Green Square has been granted a full proxy to vote the shares of Common Stock held by such Persons) collectively have not transferred shares of Common Stock (other than to a Permitted Transferee (as defined in the Stockholders Agreement)) resulting in them owning less than 5.00% of the fully-diluted shares of Common Stock (the “Green Square Threshold”), the Green Square Director or (ii) from and after the time Green Square no longer meets the Green Square Threshold, one (1) individual elected by the holders of Common Stock in accordance with the Bylaws (an “At-Large Director”); and

(C) three (3) individuals elected by the holders of Common Stock in accordance with the Bylaws (together with any other At-Large Director, the “At-Large Directors”).

The Board may elect one of the directors to serve as the Executive Chair of the Board, with such duties as the Board shall determine.

Section 6. Notwithstanding anything to the contrary in the Bylaws:

(A) during the Interim Term, (A) the Interim DIP Director may not be removed unless the Required DIP Backstop Parties shall have first provided written notice to the Board of the Required DIP Backstop Parties’ determination to remove such Interim DIP Director at least one (1) Business Day prior to the effectiveness of such removal, and (B) the Interim DIP Director as to which the Required DIP Backstop Parties shall have provided such written notice shall be removed;

(B) during the Initial Term, (A) no DIP Initial Director may be removed unless the Required DIP Backstop Parties shall have first provided written notice to the Board of the Required DIP Backstop Parties’ determination to remove such DIP Initial Director at least one (1) Business Day prior to the effectiveness of such removal, and (B) any DIP Initial Director as to which the Required DIP Backstop Parties shall have provided such written notice shall be removed;

(C) following the Initial Term, any individual director, other than the Green Square Director (if any) may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote in the election of such director, voting together as a single class; and

(D) for so long as Green Square meets the Green Square Threshold, (A) the Green Square Director may not be removed unless Green Square shall have first provided written notice to the Board of Green Square’s determination to remove the Green Square Director at least one (1) Business Day prior to the effectiveness of such removal, and (B) the Green Square Director as to which Green Square shall have provided such written notice shall be removed.

Section 7. Notwithstanding anything to the contrary in the Bylaws, but subject in all cases to the directors’ fiduciary duties: (i) any vacancy of a seat held by the Interim DIP Director or an DIP Initial Director resulting from the death, resignation, removal or otherwise of any such director during the Interim Term or the Initial Term shall be filled by an individual designated by the Required DIP Backstop Parties and (ii) for so long as Green Square meets the Green Square Threshold, any vacancy of a seat held by the Green Square Director resulting from the death, resignation, removal or otherwise of such Green Square Director shall be filled by an individual designated by Green Square. Following the Initial Term, except as otherwise expressly required by law, and subject to any special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancy of a seat held by an At-Large Director resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, and shall not be filled by the stockholders; provided, that in the event an At-Large Director was removed by an affirmative vote of stockholders owning a majority of the outstanding shares of Common Stock, then the Board shall provide written notice to the stockholders (a “Director Replacement Notice”), and stockholders owning a majority of the outstanding shares of Common Stock shall be entitled to elect a replacement director to serve in the seat held by such removed At-Large Director until the next election; provided, further, that if stockholders owning a majority of the outstanding shares of Common Stock shall not have elected a successor director within 30 days following the date of the Director Replacement Notice, then the vacancy shall be filled by an affirmative vote of the majority of the remaining directors until the next election.

Section 8. Each director shall be entitled to reimbursement from the Corporation for his or her reasonable and documented out-of-pocket expenses (including travel) incurred in attending any meeting of the Board or any committee thereof, pursuant to the Corporation’s applicable policies.

Section 9. Notwithstanding anything to the contrary in the Bylaws, the compensation of directors other than the CEO Director may be composed of reasonable annual cash payments; provided that the annual cash compensation of the Initial Directors shall be determined in the first instance by the Required DIP Backstop Parties.

Section 10. Other than commercial transactions in the ordinary course of business consistent with past practice on arms’-length terms and the issuance of securities pursuant to Section 7 of the Stockholders Agreement, neither the Corporation nor any of its subsidiaries shall enter into of any agreement or transaction (or amendment or modification thereto) with (i) any director or officer of the Corporation or its subsidiaries, (ii) any Person, together with its affiliates, which owns, directly or indirectly, 5% or more of the outstanding shares of Common Stock, (iii) any Person in which one or more directors or officers of the Corporation owns, directly or indirectly, individually or in the aggregate, 5% or more of the outstanding equity securities of such Person or (iv) any “affiliate”, “associate” or member of the “immediate family” (as such terms are respectively defined in rules and regulations under the Exchange Act) of any Person described in the foregoing clauses (i), (ii) or (iii) (each of the persons described in the foregoing clauses (i), (ii), (iii) and (iv), a “Related Party”) without, in each case, the affirmative vote of a majority of the directors (excluding any director who is, or is a Related Party of, the Person with whom the Corporation or any of its subsidiaries is proposing to enter into the relevant agreement or transaction (or amendment or modification thereto)).

Section 11. During any period when the holders of any series of Preferred Stock have the special right to elect additional directors, upon commencement and for the duration of such period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of additional directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to the Certificate of Designation establishing such series of Preferred Stock, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to the Certificate of Designation establishing such series of Preferred Stock, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by this Amended and Restated Certificate of Incorporation (including any Certificate of Designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Amended and Restated Certificate of Incorporation (including pursuant to any such Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 12. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Section 13. Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

ARTICLE VI

STOCKHOLDERS

Section 1. In addition to any affirmative vote of the holders of any particular class or series of stock required by law or by this Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least 50% of the voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class, shall be required in order for the Corporation to take any of the following actions:

(A) other than pursuant to a Drag-Along Sale (as defined in the Stockholders Agreement) pursuant to the terms of the Stockholders Agreement, in one transaction or a series of related transactions, the entering into of any agreement with respect to or consummation of (i) any merger or similar combination between the Corporation or any of its subsidiaries, on the one hand, and a third party, on the other hand, or (ii) any acquisition, investment, transfer or disposition of assets (including the equity securities of another person), in each case that results in a change of control of the Corporation; and

(B) the completion of an initial public offering by the Corporation or the listing of any securities of the Corporation with a national exchange requiring registration under Section 12(b) of the Exchange Act.

Section 2. Any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of the stockholders of the Corporation or may be taken by consent of the stockholders in lieu of a meeting; provided, however, that any action required or permitted to be taken by any holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock.

Section 3. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time by the Chairman of the Board, a resolution adopted by the affirmative vote of the majority of the then-serving members of the Board, or holders of at least 50% of the voting power of the outstanding shares of stock.

Section 4. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII

LIABILITY AND INDEMNIFICATION

Section 1. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 2. The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any Person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation or any predecessor of the Corporation, or, while serving as a director or officer of the Corporation, serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Section 3. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.

Section 4. Neither any amendment nor repeal of this Article VII, nor the adoption by amendment of this Amended and Restated Certificate of Incorporation of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

ARTICLE VIII

FORUM

Section 1. Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Amended and Restated Certificate of Incorporation (as it may be amended and/or restated from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article VIII, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 2. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article VIII. Notwithstanding the foregoing, the provisions of this Article VIII shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

ARTICLE IX

CORPORATE OPPORTUNITIES

Section 1. In recognition and anticipation that members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 2. No Non-Employee Director or his or her Affiliates (collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 3 of this Article IX. Subject to Section 3 of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

Section 3. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to, or acquired, created or developed by, or otherwise came into the possession of, such Non-Employee Director expressly, solely and directly in such person’s official capacity such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 2 of this Article IX shall not apply to any such corporate opportunity.

ARTICLE X

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

Section 1. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by this Amended and Restated Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons herein are granted by and pursuant to this Amended and Restated Certificate of Incorporation in its current form or as hereafter amended are granted subject to the rights reserved in this Article X. Notwithstanding the foregoing, notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock required by law or by this Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least 50% of the voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class, shall be required to alter, amend or repeal any of provision contained in this Amended and Restated Certificate of Incorporation; provided that, in addition to and without limiting the foregoing, (i) no amendment to this Amended and Restated Certificate of Incorporation may disproportionately and adversely affect a holder of a class of capital stock of the Corporation relative to other holders of such class of capital stock of the Corporation without such holder’s prior written consent, (ii) any amendment to Article V regarding the Required DIP Backstop Parties’ right to nominate Directors shall require the prior written consent of the Required DIP Backstop Parties, and (iii) any amendment to Article V regarding Green Square’s right to nominate the Green Square Director shall require the prior written consent of Green Square.

Section 2. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws. Notwithstanding the foregoing, notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock required by law or by this Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least 50% of the voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE XI

DGCL SECTION 203

Section 1. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XII

MISCELLANEOUS

If any provision or provisions of this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, any Certificate of Designation relating to any series of Preferred Stock and each portion of any paragraph of this Amended and Restated Certificate of Incorporation or Certificate of Designation containing any such provision or provisions held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, any Certificate of Designation relating to any series of Preferred Stock and each such portion of any paragraph of this Amended and Restated Certificate of Incorporation or Certificate of Designation containing any such provision or provisions held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XIII

INTERPRETATION

For as long as the Stockholders Agreement remains in effect, in the event of any conflict between the terms and provisions of this Amended and Restated Certificate of Incorporation and those contained in the Stockholders Agreement, the terms and provisions of the Stockholders Agreement shall govern and control, except as provided otherwise by mandatory provisions of the DGCL.

ARTICLE XIV

DEFINITIONS

As used in this Amended and Restated Certificate of Incorporation, except as otherwise expressly provided herein and unless the context requires otherwise, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct or cause the direction of the affairs or management of that Person, whether through the ownership of voting securities, as trustee (or the power to appoint a trustee), as a personal representative or executor, by contract, credit arrangement or otherwise and “controlled” and “controlling” have meanings correlative to the foregoing.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“DIP Backstop Parties” has the meaning set forth in the Transaction Support Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations).

“Green Square” means Project Swift LLC together with its Affiliates.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Required DIP Backstop Parties” means, as of the date hereof, the four (4) largest holders of shares of Common Stock among the DIP Backstop Parties.

“Spinrite” means Spinrite LP, together with its Affiliates.

“Stockholders Agreement” means the Stockholders Agreement, dated as of the date hereof, by and among the Corporation, the DIP Backstop Parties, Green Square, Spinrite, and other parties thereto.

“Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of March 15, 2024, by and among the Corporation, certain of its direct and indirect subsidiaries and the various other parties signatory thereto.

* * * *

IN WITNESS WHEREOF, JOANN Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 30th day of April, 2024.

JOANN Inc.

By:	/s/ Ann Aber
Name:	Ann Aber
Title:	SVP, Chief Legal Officer & Secretary